Exhibit 10.A

El Paso Corporation

2005 Omnibus Incentive Compensation Plan

(as amended and restated)

TABLE OF CONTENTS

SECTION 1	ESTABLISHMENT AND OBJECTIVES	1

SECTION 2	DEFINITIONS	1
2.1	Award	1
2.2	Award Agreement	1
2.3	Beneficiary	2
2.4	Board of Directors	2
2.5	Cash Awards	2
2.6	Cause	2
2.7	Change in Capitalization	2
2.8	Change in Control	2
2.9	Code	4
2.10	Common Stock	5
2.11	Covered Employee	5
2.12	Effective Date	5
2.13	Employer	5
2.14	Exchange Act	5
2.15	Fair Market Value	5
2.16	Good Reason	5
2.17	Incentive Award	6
2.18	Incentive Stock Option	6
2.19	Management Committee	6
2.20	Maximum Annual Employee Grant	7
2.21	Nonqualified Option	7
2.22	Option Price	7
2.23	Other Stock-Based Award	7
2.24	Participant	7
2.25	Performance Goals	7
2.26	Performance Period	9
2.27	Performance Shares	9
2.28	Performance Units	9
2.29	Plan Administrator	10
2.30	Prior Plans	10
2.31	Restricted Stock	10
2.32	Restricted Stock Units	10
2.33	Restriction Period	10
2.34	Rule 16b-3	10
2.35	Section 16 Insider	10
2.36	Section 162(m)	10
2.37	Subsidiary	10

i

SECTION 3	ADMINISTRATION	11
3.1	Plan Administrator	11
3.2	Authority of Plan Administrator	11
3.3	Indemnification of Plan Administrator	12
3.4	Delegation to Management Committee	12

SECTION 4	ELIGIBILITY	13

SECTION 5	SHARES AVAILABLE FOR THE PLAN	13
5.1	Aggregate Shares	13
5.2	Limitations	14
5.3	Adjustments in Authorized Shares	14
5.4	Effect of Certain Transactions	15

SECTION 6	STOCK OPTIONS	16
6.1	Grant of Options	16
6.2	Special Provisions Applicable to Incentive Stock Options	16
6.3	Terms of Options	17

SECTION 7	STOCK APPRECIATION RIGHTS	21
7.1	Grant of Stock Appreciation Rights	21
7.2	Exercise of Stock Appreciation Rights	21
7.3	Special Provisions Applicable to Stock Appreciation Rights	21

SECTION 8	PERFORMANCE SHARES AND PERFORMANCE UNITS	22
8.1	Grant of Performance Shares and Performance Units	22
8.2	Value of Performance Shares and Performance Units	22
8.3	Payment of Performance Shares and Performance Units	23
8.4	Form and Timing of Payment	23
8.5	Nontransferabilty of Performance Shares and Performance Units	23

SECTION 9	RESTRICTED STOCK	24
9.1	Grant of Restricted Stock	24
9.2	Restriction Period	24
9.3	Other Restrictions	24
9.4	Voting Rights; Dividends and Other Distributions	25
9.5	Issuance of Shares; Settlement of Awards	25

SECTION 10	RESTRICTED STOCK UNITS	25
10.1	Grant of Restricted Stock Units	25
10.2	Restriction Period	25
10.3	Other Restrictions	26
10.4	Dividend Equivalents	26
10.5	Issuance of Shares; Settlement of Awards	26

SECTION 11	INCENTIVE AWARDS	27
11.1	Incentive Awards	27
11.2	Performance Goal Certification	27
11.3	Discretion to Reduce Awards; Participant’s Performance	27
11.4	Required Payment of Incentive Awards	27
11.5	Restricted Stock Election	28
11.6	Nontransferability of Incentive Awards	28

SECTION 12	CASH AWARDS AND OTHER STOCK-BASED AWARDS	29
12.1	Grant of Cash Awards	29
12.2	Other Stock-Based Awards	29
12.3	Value of Cash Awards and Other Stock-Based Awards	29
12.4	Payment of Cash Awards and Other Stock-Based Awards	29
12.5	Transferability of Cash Awards and Other Stock-Based Awards	29

SECTION 13	TERMINATION OF EMPLOYMENT	30

SECTION 14	EFFECT OF A CHANGE IN CONTROL	30

SECTION 15	REGULATORY APPROVALS AND LISTING	31

SECTION 16	TERM OF PLAN	31

SECTION 17	GENERAL PROVISIONS	32
17.1	Forfeiture Events	32
17.2	No Individual Rights	32
17.3	Other Compensation	33
17.4	Nontransferabilty	33
17.5	Leaves of Absence	33
17.6	Transfers	33
17.7	Unfunded Obligations	33
17.8	Beneficiaries	34
17.9	Governing Law	34
17.10	Satisfaction of Tax Obligations	34
17.11	Participants in Foreign Jurisdictions	35

SECTION 18	COMPLIANCE WITH RULE 16b-3, SECTION 162(m) AND SECTION 409A	35
18.1	Rule 16b-3 of the Exchange Act and Section 162(m) of the Code	35
18.2	Section 409A of the Code	36

SECTION 19	AMENDMENT, TERMINATION OR DISCONTINUANCE OF THE PLAN	36
19.1	Amendment of Plan	36
19.2	Termination or Suspension of Plan	36

SECTION 20	DEFERRAL ELECTIONS	36

El Paso Corporation
2005 Omnibus Incentive Compensation Plan
(as amended and restated)

SECTION 1    ESTABLISHMENT AND OBJECTIVES

El Paso Corporation (hereinafter referred to as the “Company”) hereby establishes an incentive compensation plan to be known as the “El Paso Corporation 2005 Omnibus Incentive Compensation Plan” (hereinafter referred to as the “Plan”).  The Plan first became effective on May 26, 2005 (the “Effective Date”).  The Plan, as amended and restated, will become effective on May 6, 2009 if it is approved by the Company’s stockholders at the 2009 annual meeting.  The Plan shall remain in effect as provided in Section 16 hereof.

The objectives of the Plan are to promote the interests of the Company and its stockholders by strengthening its ability to attract and retain salaried employees of the Company and its Subsidiaries (as defined below) by furnishing suitable recognition of their ability and industry, to align their interests and efforts to the long-term interests of the Company’s stockholders, and to provide them with a direct incentive to achieve the Company’s strategic and financial goals.  In furtherance of these purposes, the Plan provides for the grant of stock options, stock appreciation rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Incentive Awards, Cash Awards, and Other Stock-Based Awards to Participants in accordance with the terms and conditions set forth below.

SECTION 2    DEFINITIONS

Unless otherwise required by the context, the following terms when used in the Plan shall have the meanings set forth in this Section 2:

2.1    Award

An “Award” granted under the Plan means any stock option, stock appreciation right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Incentive Award, Cash Award or Other Stock-Based Award, in each case payable in cash or in shares of Common Stock as may be designated by the Plan Administrator.

2.2    Award Agreement

The “Award Agreement” is the written agreement setting forth the terms and conditions applicable to an Award granted under the Plan (which, in the discretion of the Plan Administrator, need not be countersigned by a Participant).  The Plan Administrator may, in its discretion, provide for the use of electronic, internet or other non-paper Award Agreements.

2.3    Beneficiary

The person or persons designated by the Participant pursuant to Section 6.3(f) or Section 17.8 of this Plan to whom payments are to be paid pursuant to the terms of the Plan in the event of the Participant’s death.

2.4    Board of Directors

The Board of Directors of the Company.

2.5    Cash Awards

As defined in Section 12.1.

2.6    Cause

A termination of a Participant by his or her Employer shall be for “Cause” if the Employer determines that the Participant has (i) failed to substantially perform his or her duties to the Employer’s satisfaction (other than a failure resulting from the Participant’s incapacity due to physical or mental illness) which has not been cured to the Employer’s satisfaction; (ii) willfully engaged in conduct which is injurious to the Company or any of its affiliates, monetarily or otherwise; (iii) has been convicted of any felony, or a misdemeanor involving moral turpitude; or (iv) willfully engaged in conduct in violation of the Company’s policies or Code of Business Conduct. Whether a Participant has been terminated for Cause will be determined by the Employer in the exercise of its discretion.

2.7    Change in Capitalization

A “Change in Capitalization” means any increase or reduction in the number of shares of Common Stock, any change (including, without limitation, in the case of a spin-off, dividend or other distribution in respect of shares, a change in value) in the shares of Common Stock or any exchange of shares of Common Stock for a different number or kind of shares of Common Stock or other securities of the Company or another corporation, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants, rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise.

2.8    Change in Control

A “Change in Control” shall mean the occurrence of any of the following after the Effective Date:

(a)           An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than twenty percent (20%) of (1) the then-outstanding shares of Common Stock (or any other securities into which such shares of Common Stock are changed or for which such shares of Common Stock are exchanged) (the “Shares”) or (2) the combined voting power of the Company’s then-outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred pursuant to this paragraph (a), the acquisition of Shares or Voting Securities in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute a Change in Control.  A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”), (ii) the Company or any Related Entity, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(b)           The individuals who, as of the Effective Date, are members of the Board of Directors (the “Incumbent Board of Directors”), cease for any reason to constitute at least a majority of the members of the Board of Directors or, following a Merger (as hereinafter defined), the board of directors of (x) the corporation resulting from such Merger (the “Surviving Corporation”), if fifty percent (50%) or more of the combined voting power of the then-outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person (a “Parent Corporation”) or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; provided, however, that, if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board of Directors, such new director shall, for purposes of the Plan, be considered a member of the Incumbent Board of Directors; and provided, further, however, that no individual shall be considered a member of the Incumbent Board of Directors if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Proxy Contest; or

(c)           The consummation of:

(i)           A merger, consolidation or reorganization (1) with or into the Company or (2) in which securities of the Company are issued (a “Merger”), unless such Merger is a “Non-Control Transaction.”  A “Non-Control Transaction” shall mean a Merger in which:

(A)           the stockholders of the Company immediately before such Merger own directly or indirectly immediately following such Merger at least fifty percent (50%) of the combined voting power of the outstanding voting securities of (x) the Surviving Corporation, if there is no Parent Corporation or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

(B)           the individuals who were members of the Incumbent Board of Directors immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and

(C)           no Person other than (1) the Company, (2) any Related Entity, or (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by the Company or any Related Entity, or (4) any Person who, immediately prior to the Merger had Beneficial Ownership of twenty percent (20%) or more of the then outstanding Shares or Voting Securities, has Beneficial Ownership, directly or indirectly, of twenty percent (20%) or more of the combined voting power of the outstanding voting securities or common stock of (x) the Surviving Corporation, if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by a Parent Corporation, or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

(ii)           A complete liquidation or dissolution of the Company; or

(iii)           The sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person (other than (x) a transfer to a Related Entity, (y) a transfer under conditions that would constitute a Non-Control Transaction, with the disposition of assets being regarded as a Merger for this purpose or (z) the distribution to the Company’s stockholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons; provided, that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by the Company and, after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities and such Beneficial Ownership increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

2.9    Code

The Internal Revenue Code of 1986, as amended and in effect from time to time, and the temporary or final regulations of the Secretary of the U.S. Treasury adopted pursuant to the Code.

2.10    Common Stock

The Common Stock of the Company, $3 par value per share, or such other class of shares or other securities as may be applicable pursuant to the provisions of Section 5.

2.11    Covered Employee

A “Covered Employee” means, with respect to any grant of an Award, a Participant who the Plan Administrator deems is or may be or become a “covered employee” as defined in Section 162(m)(3) of the Code for any year and who may receive remuneration over $1 million in such year which would not be deductible under Section 162(m).

2.12    Effective Date

“Effective Date” shall have the meaning ascribed to such term in Section 1 hereof.

2.13    Employer

“Employer” shall mean, as to any Participant on any date, the Company or the affiliate of the Company that employs the Participant on such date.

2.14    Exchange Act

The Securities Exchange Act of 1934, as amended.

2.15    Fair Market Value

The “Fair Market Value” of the Common Stock on any date shall be deemed to be the average between the highest and lowest quoted selling prices at which Common Stock is sold on such date as reported in the NYSE-Composite Transactions by The Wall Street Journal or any other comparable service the Plan Administrator may determine is reliable for such date, or if no Common Stock was traded on such date, on the next preceding day on which Common Stock was so traded.  If the Fair Market Value of the Common Stock cannot be determined pursuant to the preceding provisions, the “Fair Market Value” of the Common Stock shall be determined by the Plan Administrator in good faith.

2.16    Good Reason

“Good Reason” shall mean, as to any Participant who is an officer of his or her Employer, the occurrence of any of the following events or conditions following a Change in Control:

(a)           a change in the Participant’s status, position or responsibilities (including reporting responsibilities) which represents a substantial reduction of his or her status, position or responsibilities as in effect immediately prior thereto; the assignment to the Participant of any duties or responsibilities which are inconsistent with such status, position or responsibilities; or any removal of the Participant from or failure to reappoint or reelect him or her to any of such positions, except in connection with the termination of his or her employment for Cause, Permanent Disability, as a result of his or her death, or by the Participant other than for Good Reason;

(b)           a reduction in the Participant’s annual base salary;

(c)           the requirement by the Participant’s Employer (without the consent of the Participant) that he or she have a principal place of employment which is outside a fifty (50) mile radius of his or her principal place of employment immediately prior to a Change in Control;

(d)           the failure by the Company or any of its affiliates to (i) continue in effect any material compensation or benefit plan, program or practice in which the Participant was participating immediately prior to the Change in Control, including, without limitation, this Plan, the El Paso Corporation Pension Plan, the El Paso Corporation Supplemental Benefits Plan and the El Paso Corporation Retirement Savings Plan, with any amendments and restatements of such plans made prior to such Change in Control, or (ii) provide the Participant with compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each compensation or employee benefit plan, program and practice of the Company and its affiliates as in effect immediately prior to the Change in Control (or as in effect following the Change in Control, if greater);

(e)           any material breach by the Company of any provision of this Plan; or

(f)           any purported termination of the Participant’s employment for Cause by the Employer which does not otherwise comply with the terms of this Plan.

2.17    Incentive Award

A percentage of base salary, fixed dollar amount or other measure of compensation which Participants are eligible to receive, in cash and/or other Awards under the Plan, at the end of a Performance Period if certain performance measures are achieved.

2.18    Incentive Stock Option

An option intended to meet the requirements of an Incentive Stock Option as defined in Section 422 of the Code, as in effect at the time of grant of such option, or any statutory provision that may hereafter replace such Section.

2.19    Management Committee

A committee consisting of the Chief Executive Officer and such other officers of the Company appointed by the Chief Executive Officer.

2.20    Maximum Annual Employee Grant

The Maximum Annual Employee Grant set forth in Section 5.2.

2.21    Nonqualified Option

An option which is not intended to meet the requirements of an Incentive Stock Option as defined in Section 422 of the Code.

2.22    Option Price

The price per share of Common Stock at which an option is exercisable.

2.23    Other Stock-Based Award

As defined in Section 12.2.

2.24    Participant

An eligible employee to whom Awards are granted under the Plan as set forth in Section 4.

2.25    Performance Goals

The Plan Administrator may grant Awards subject to Performance Goals to any Participant, including, without limitation, to any Covered Employee.  As to any such Awards, the Plan Administrator shall establish one or more of the following Performance Goals for each Performance Period in writing.  Each Performance Goal selected for a particular Performance Period shall include any one or more of the following, either individually, alternatively or in any combination, applied to either the Company as a whole or to a Subsidiary or business unit, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to the pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Plan Administrator:

    Financial Goals
  earnings;
  earnings per share;
  net income;
  revenues;
  operating cash flow;
  free cash flow (defined as operating cash flow less capital expenditures less dividends);
  debt level;
  equity ratios;
  expenses;
  cost reduction targets;

  capital expended;
  working capital;
  weighted average cost of capital;
  operating or profit margins;
  interest-sensitivity gap levels;
  return on assets;
  return on equity or capital employed;
  return on total capital;
    Production and Non-Regulated Business Unit Goals
  amount of the oil and gas reserves;
  oil and gas reserve additions;
  oil and gas reserve replacement ratios;
  costs of finding oil and gas reserves;
  daily natural gas and/or oil production;
    Regulated Business Unit Goals
  contracted capacity on pipelines;
  throughput levels on pipelines;
    Corporate and Other
  total shareholder return;
  market share;
  charge-offs;
  assets;
  non-performing assets;
  asset sale targets;
  asset quality levels;
  value of assets;
  Fair Market Value of the Common Stock;
  employee retention/attrition rates;
  investments;
  regulatory compliance;
  satisfactory internal or external audits;
  improvement of financial ratings;
  safety targets;
  economic value added;
  value creation; or
  achievement of balance sheet or income statement objectives.
The Plan Administrator shall adjust the Performance Goals to include or exclude extraordinary charges, gain or loss on the disposition of business units, losses from discontinued operations, restatements and accounting changes and other unplanned special charges such as restructuring expenses, acquisitions, acquisition expenses, including expenses related to goodwill and other intangible assets, stock offerings, stock repurchases and loan loss provisions.  The Plan Administrator may also provide for the manner in which performance will be measured against the Performance Goals (or may adjust the Performance Goals) to reflect the impact of specified corporate transactions (such as a stock split, stock dividend or other Change in Capitalization), special charges, and tax law changes.  In addition, the Plan

Administrator may make such adjustments to the Performance Goals applicable to Participants who are not Covered Employees as it determines are appropriate.  Such adjustments may occur at the time of the granting of an Award, or at any time thereafter, but, in the case of Covered Employees, only to the extent permitted by Section 162(m).  The foregoing terms shall have the same meaning as used in the Company’s financial statements, or if the terms are not used in the Company’s financial statements, they shall have the meaning generally applied pursuant to general accepted accounting principles.  Performance Goals may include a threshold level of performance below which no Award shall be earned, target levels of performance at which specific Awards will be earned, and a maximum level of performance at which the maximum level of Awards will be earned.

In establishing Performance Goals with respect to Covered Employees, the Plan Administrator shall ensure such Performance Goals (i) are established no later than the end of the first 90 days of the Performance Period (or such other time permitted by the Internal Revenue Service), and (ii) satisfy all other applicable requirements imposed by Section 162(m), including the requirement that such Performance Goals be stated in terms of an objective formula or standard, and the Plan Administrator may not in any event increase the amount of compensation payable to a Covered Employee upon the satisfaction of any Performance Goal.  Prior to the payment of any “performance-based compensation” within the meaning of Section 162(m), the Plan Administrator shall certify in writing the extent to which the applicable Performance Goals were, in fact, achieved and the amounts to be paid, vested or delivered as a result thereof; provided, that the Plan Administrator may reduce, but not increase, such amount.

2.26    Performance Period

That period of time during which Performance Goals are evaluated to determine the vesting or granting of Awards under the Plan, as the Plan Administrator may determine.

2.27    Performance Shares

An award granted under the Plan representing the right to receive a number of shares of Common Stock for each performance share granted, as the Plan Administrator may determine.

2.28    Performance Units

An award granted under the Plan representing the right to receive a payment equal to the value of a performance unit, as the Plan Administrator may determine.

2.29    Plan Administrator

Those committees appointed and authorized pursuant to Section 3 to administer the Plan.

2.30    Prior Plans

El Paso Corporation 2001 Omnibus Incentive Compensation Plan, El Paso Corporation Strategic Stock Plan, El Paso Corporation Restricted Stock Award Plan for Management Employees and El Paso Corporation Omnibus Plan for Management Employees.

2.31    Restricted Stock

Common Stock granted under the Plan that is subject to the requirements of Section 9 and such other restrictions as the Plan Administrator deems appropriate.  References to Restricted Stock in this Plan shall include Restricted Stock awarded in conjunction with Incentive Awards pursuant to Section 11 unless the context otherwise requires.

2.32    Restricted Stock Units

An award granted under the Plan representing a right to receive a payment equal to the value of a share of Common Stock.

2.33    Restriction Period

As defined in Section 9.2.

2.34    Rule 16b-3

Rule 16b-3 of the General Rules and Regulations under the Exchange Act.

2.35    Section 16 Insider

Any person who is selected by the Plan Administrator to receive an Award pursuant to the Plan and who is or may be or become subject to the requirements of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder.

2.36    Section 162(m)

Section 162(m) of the Code, and regulations promulgated thereunder.

2.37    Subsidiary

An entity that is designated by the Plan Administrator as a subsidiary for purposes of the Plan and that is a corporation, partnership, joint venture, limited liability company, limited liability partnership, or other entity in which the Company owns directly or indirectly, fifty percent (50%) or more of the voting power or profit interests, or as to which the Company or one of its affiliates serves as general or managing partner or in a similar capacity.  Notwithstanding the foregoing, for purposes of options intended to qualify as Incentive Stock Options, the term “Subsidiary” shall mean a corporation (or other entity treated as a corporation for tax purposes) in which the Company directly or indirectly holds more than fifty percent (50%) of the voting power.

SECTION 3    ADMINISTRATION

3.1    Plan Administrator

(a)           The Compensation Committee of the Board of Directors shall be the Plan Administrator with respect to all Covered Employees and all Section 16 Insiders.  As to these officers, the Plan Administrator shall be constituted at all times so as to (i) be “independent” as such term is defined pursuant to the rules of any stock exchange on which the Common Stock may then be listed, and (ii) meet the non-employee director standards of Rule 16b-3 and the outside director requirements of Section 162(m), so long as any of the Company’s equity securities are registered pursuant to Section 12(b) or 12(g) of the Exchange Act.

(b)           Other than as set forth in Section 3.1(a), the Management Committee shall be the Plan Administrator.  The Chief Executive Officer may from time to time remove members from, or add members to, the Management Committee.

(c)           Notwithstanding Sections 3.1(a) and 3.1(b), the Board of Directors may designate itself or the Compensation Committee of the Board of Directors as the Plan Administrator as to any Participant or groups of Participants.

3.2    Authority of Plan Administrator

Subject to the express terms and conditions set forth herein, the Plan Administrator shall have the power from time to time to:

        (a)           determine those individuals to whom Awards shall be granted under the Plan and the number of shares or amount of cash subject to such Awards and prescribe the terms and conditions (which need not be identical) of each such Awards, including, in the case of stock options and stock appreciation rights, the Option Price, vesting schedule and duration;

        (b)           set the terms and conditions of any Award consistent with the terms of the Plan (which may be based on Performance Goals or other performance measures as the Plan Administrator shall determine), and make any amendments, modifications or adjustments to such Awards as are permitted by the Plan;

        (c)           construe and interpret the Plan and the Awards granted hereunder and establish, amend and revoke rules and regulations for the administration of the Plan, including, without limitation, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Award Agreement, in the manner and to the extent it shall deem necessary or advisable, including so that the Plan and the operation of the Plan comply with Rule 16b-3, the Code to the extent applicable and other applicable law, and otherwise to make the Plan fully effective;

(d)           exercise its discretion with respect to the powers and rights granted to it as set forth in the Plan; and

(e)           generally, exercise such powers and perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan.

All decisions and determinations by the Plan Administrator in the exercise of the above powers shall be final, binding and conclusive upon the Company, its Subsidiaries, the Participants and all other persons having or claiming any interest therein.  The Plan Administrator shall cause the Company at the Company’s expense to take any action related to the Plan which may be necessary to comply with the provisions of any federal or state law or any regulations issued thereunder, which the Plan Administrator determines are intended to be complied with.

Notwithstanding the foregoing, the Plan Administrator shall not be entitled to exercise any discretion otherwise authorized hereunder with respect to any Awards held by Covered Employees if the ability to exercise such discretion or the exercise of such discretion itself would cause the compensation attributable to such Awards to fail to qualify as performance-based compensation under Section 162(m).

3.3    Indemnification of Plan Administrator

Each member of any committee acting as Plan Administrator, while serving as such, shall be entitled, in good faith, to rely or act upon any advice of the Company’s independent auditors, counsel or consultants hired by the committee, or other agents assisting in the administration of the Plan.  The Plan Administrator and any officers or employees of the Company acting at the direction or on behalf of the Company shall not be personally liable for any action or determination taken or made, or not taken or made, in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected under the Company’s charter or by-laws with respect to any such action or determination.

3.4    Delegation to Management Committee

To the maximum extent permitted by applicable law, the Board of Directors may delegate to the Management Committee the authority (i) to designate the officers and employees who shall be Participants, (ii) to determine the Awards to be granted to any such Participants or (iii) both (i) and (ii); provided, however, that the Management Committee shall not have the authority to grant Awards to any member of the Management Committee.  Any such delegation shall be made by resolution of the Board of Directors, and such resolution shall set forth the total number of shares of Common Stock subject to such delegation.

SECTION 4    ELIGIBILITY

To be eligible for selection by the Plan Administrator to participate in the Plan, an individual must be an employee (other than an employee who is a member of a unit covered by a collective bargaining agreement) of the Company, or of any Subsidiary, as of the date on which the Plan Administrator grants to such individual an Award under the Plan, or a person who, in the judgment of the Plan Administrator, holds a position of responsibility and is able to contribute substantially to the Company’s continued success.  Members of the Board of Directors who are employees of the Company shall be eligible to participate in the Plan.  Members of the Board of Directors who are not employees are not eligible to participate in the Plan.  Each grant of an Award under the Plan shall be evidenced by an Award Agreement.

SECTION 5    SHARES AVAILABLE FOR THE PLAN

5.1    Aggregate Shares

Subject to adjustment as provided in Section 5.3, the maximum number of shares of Common Stock that may be issued upon the exercise or settlement of Awards granted under the Plan is 47,500,000 shares of Common Stock.

Any shares of Common Stock subject to an Award which is granted under this Plan and which terminates by expiration, forfeiture, cancellation or otherwise shall be available for grants of Awards under the Plan.  Likewise, shares of Common Stock that have been issued in connection with an Award of Restricted Stock that is canceled or forfeited prior to vesting or settled in cash, causing the shares to be returned to the Company, shall not be counted as having been delivered under the Plan.  In addition, any shares of Common Stock subject to a Restricted Stock Unit, Performance Share, Performance Unit or Other Stock-Based Award which is granted under this Plan and which is settled in cash in lieu of the issuance of shares may again be available for grants of Awards under the Plan.

If shares of Common Stock are returned to the Company in satisfaction of taxes relating to Restricted Stock, in connection with a cash out of Restricted Stock (but excluding upon forfeiture of Restricted Stock) or in connection with the tendering of shares by a Participant in satisfaction of the exercise price or taxes relating to an Award, such issued shares shall not become available again under the Plan.  Each stock appreciation right issued under the Plan will be counted as one share issued under the Plan without regard to the number of shares issued to the Participant upon exercise of such stock appreciation right.

Notwithstanding any other provision in this Section 5.1, the grant of any Award that cannot by its terms be settled in shares of Common Stock shall not result in the reduction of the number of shares of Common Stock available for Awards under the Plan.

Shares of Common Stock may be issued under the Plan from shares held in the Company’s treasury or out of authorized but unissued shares of the Company, or partly out of each, as shall be determined by the Plan Administrator.

5.2    Limitations

Subject to adjustment as provided in Section 5.3, the following limitations shall apply:

(a)           All of the shares of Common Stock that may be issued under this Plan may be granted as stock options (including Incentive Stock Options) or stock appreciation rights.

(b)           The number of shares of Common Stock issued under this Plan with respect to Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Other Stock-Based Awards may not exceed 14,500,000 shares of Common Stock.

(c)           The maximum number of shares, as calculated in accordance with the provisions of Section 5.1, and maximum amount with respect to which Awards under this Plan may be granted to any eligible employee in any one calendar year shall not exceed: (a) 2,000,000 shares, in the case of options or stock appreciation rights; (b) 1,000,000 shares in the case of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or Other Stock-Based Awards; and (c) $10,000,000 worth of other Awards under the Plan, including Incentive Awards.  Collectively, the foregoing maximums referred to in this Section 5.2(c) shall be referred to as the “Maximum Annual Employee Grants.”

5.3    Adjustments in Authorized Shares

(a)           In the event of a Change in Capitalization, the Plan Administrator shall make such adjustments, if any, as it determines are appropriate and equitable to (a) the maximum number and class of shares of Common Stock or other stock or securities with respect to which Awards may be granted under the Plan, (b) the maximum number and class of shares of Common Stock or other stock or securities that may be issued upon exercise of Nonqualified Options and Incentive Stock Options, (c) the Maximum Annual Employee Grants, (d) the number and class of shares of Common Stock or other stock or securities which are subject to outstanding Awards granted under the Plan and the Option Price or exercise price therefor, if applicable and (e) the Performance Goals. Any such adjustment shall be final, binding and conclusive on all persons claiming any right or interest under the Plan.

        (b)           Any such adjustment in the shares of Common Stock or other stock or securities (x) subject to outstanding Incentive Stock Options (including any adjustments in the exercise price) shall be made in such manner as not to constitute a modification as defined by Section 424(h)(3) of the Code and only to the extent otherwise permitted by Sections 422 and 424 of the Code or (y) subject to outstanding Awards that are intended to qualify as performance-based compensation under Section 162(m) shall be made in such a manner as not to adversely affect the treatment of the Awards as performance-based compensation.

        (c)           If, by reason of a Change in Capitalization, a Participant shall be entitled to, or shall be entitled to exercise an option or stock appreciation right with respect to, new, additional or different shares of stock or securities of the Company or any other corporation, such new, additional or different shares shall thereupon be subject to all of the conditions, restrictions and performance criteria which were applicable to the shares of Common Stock subject to the option or stock appreciation right, as the case may be, prior to such Change in Capitalization.

5.4    Effect of Certain Transactions

Following (a) the liquidation or dissolution of the Company or (b) a merger or consolidation of the Company (a “Transaction”), (i) each outstanding Award shall be treated as provided for in the agreement entered into in connection with the Transaction (which treatment may be different as among different types of Awards and different holders thereof) or (ii) if not so provided in such agreement, each Participant shall be entitled to receive in respect of each share of Common Stock subject to any outstanding Awards, upon exercise of any stock option or stock appreciation right or payment or transfer in respect of any other Award, the same number and kind of stock, securities, cash, property or other consideration that each holder of a share of Common Stock was entitled to receive in the Transaction in respect of a share of Common Stock; provided, however, that such stock, securities, cash, property, or other consideration shall remain subject to all of the conditions, restrictions and performance criteria which were applicable to Awards prior to such Transaction, but giving effect to any applicable provision of this Plan or any Award Agreement if the Transaction is a Change in Control.  Without limiting the generality of the foregoing, the treatment of outstanding stock options and stock appreciation rights pursuant to clause (i) of this Section 5.4 in connection with a Transaction in which the consideration paid or distributed to the Company’s stockholders is not entirely shares of common stock of the acquiring or resulting corporation may include the cancellation of outstanding stock options and stock appreciation rights upon consummation of the Transaction provided either (x) the holders of affected stock options and stock appreciation rights have been given a period of at least fifteen (15) days prior to the date of the consummation of the Transaction to exercise the stock options and stock appreciation rights (whether or not they were otherwise exercisable) or (y) the holders of the affected stock options and stock appreciation rights are paid (in cash or cash equivalents) in respect of each share of Common Stock covered by the stock options or stock appreciation rights being cancelled an amount equal to the excess, if any, of the per share price paid or distributed to stockholders in the Transaction (the value of any non-cash consideration to be determined by the Plan Administrator in its sole discretion) over the exercise price thereof.  For avoidance of doubt, (1) the cancellation of stock options and stock appreciation rights pursuant to clause (y) of the preceding sentence may be effected notwithstanding anything to the contrary contained in this Plan or any Award Agreement and (2) if the amount determined pursuant to clause (y) of the preceding sentence is zero or less, the affected stock options and stock appreciation rights may be cancelled without any payment therefor.  The treatment of any Award as provided in this Section 5.4 shall be conclusively presumed to be appropriate for purposes of Section 5.3.

SECTION 6    STOCK OPTIONS

6.1    Grant of Options

        (a)           Options may be granted to eligible employees in such number, and at such times during the term of the Plan as the Plan Administrator shall determine, the Plan Administrator taking into account the duties of the respective employees, their present and potential contributions to the success of the Company or its Subsidiaries, and such other factors as the Plan Administrator shall deem relevant in accomplishing the purposes of the Plan.  The Plan Administrator may grant an option or provide for the grant of an option, either from time to time in the discretion of the Plan Administrator or automatically upon the occurrence of specified events, including, without limitation, the achievement of Performance Goals or other performance measures, the satisfaction of an event or condition within the control of the recipient of the option or within the control of others.  The granting of an option shall take place when the Plan Administrator by resolution, written consent or other appropriate action determines to grant such an option to a particular Participant at a particular price.

        (b)           An option granted under the Plan may be either an Incentive Stock Option or a Nonqualified Option.

6.2    Special Provisions Applicable to Incentive Stock Options

Each provision of the Plan and each Incentive Stock Option granted thereunder shall be construed so that each such option shall qualify as an Incentive Stock Option, and any provision thereof that cannot be so construed shall be disregarded, unless the Participant agrees otherwise.  The total number of shares which may be purchased upon the exercise of Incentive Stock Options granted under the Plan shall not exceed the total specified in Section 5.2(a), as adjusted pursuant to Section 5.3. Incentive Stock Options, in addition to complying with the other provisions of the Plan relating to options generally, shall be subject to the following conditions:

(a)           Ten Percent (10%) Stockholders

A Participant must not, immediately before an Incentive Stock Option is granted to him or her, own stock representing more than ten percent (10%) of the voting power or value of all classes of stock of the Company or of a Subsidiary.  This requirement is waived if (i) the Option Price of the Incentive Stock Option to be granted is at least one hundred ten percent (110%) of the Fair Market Value of the stock subject to the option, determined at the time the option is granted, and (ii) the option is not exercisable more than five (5) years from the date the option is granted.

(b)           Annual Limitation

To the extent that the aggregate Fair Market Value (determined at the time of the grant of the option) of the stock with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year exceeds One Hundred Thousand Dollars ($100,000), such options shall be treated as Nonqualified Options.  In applying the limitation in the preceding sentence in the case of multiple option grants, unless otherwise required by applicable law, options which were intended to be Incentive Stock Options shall be treated as Nonqualified Options according to the order in which they were granted such that the most recently granted options are first treated as Nonqualified Options.

(c)           Additional Terms

Any other terms and conditions which the Plan Administrator determines, upon advice of counsel, must be imposed for the option to be an Incentive Stock Option.

(d)           Notice of Disqualifying Disposition

If a Participant shall make any disposition of shares of Common Stock issued pursuant to an Inventive Stock Option under the circumstances described in Section 421(b) of the Code (relating to disqualifying distributions), the Participant shall notify the Company of such disposition within twenty days thereof.

6.3    Terms of Options

Except as otherwise provided in Section 6.2, all Incentive Stock Options and Nonqualified Options under the Plan shall be granted subject to the following terms and conditions:

(a)           Option Price

The Option Price shall be determined by the Plan Administrator in any reasonable manner, but shall not be less than the Fair Market Value of the Common Stock on the date the option is granted.

(b)           Duration of Options

Options shall be exercisable at such time and under such conditions as set forth in the Award Agreement, but in no event shall any stock option (whether a Nonqualified Option or an Incentive Stock Option) be exercisable later than the tenth (10th) anniversary of the date of its grant.

(c)           Exercise of Options

Shares of Common Stock covered by an option may be purchased at one time or in such installments over the option period as may be provided in the Award Agreement.  Any shares not purchased on an applicable installment date may be purchased thereafter at any time prior to the expiration of the option in accordance with its terms.  To the extent that the right to purchase shares has accrued thereunder, options may be exercised from time to time by written notice to the Company setting forth the number of shares with respect to which the option is being exercised.

(d)           Payment

The purchase price of shares purchased under options shall be paid in full to the Company upon the exercise of the option by delivery of consideration equal to the product of the Option Price and the number of shares of Common Stock purchased (the “Purchase Price”).  Such consideration may be either (i) in cash or (ii) at the discretion of the Plan Administrator, in Common Stock (by either actual delivery of Common Stock or by attestation presenting satisfactory proof of beneficial ownership of such Common Stock) already owned by the Participant, or any combination of cash and Common Stock.  The Fair Market Value of such Common Stock as delivered shall be valued as of the day prior to delivery.  The Plan Administrator can determine that additional forms of payment will be permitted.  To the extent permitted by the Plan Administrator and applicable laws and regulations (including, without limitation, federal tax and securities laws, regulations and state corporate law), an option may also be exercised in a “cashless” exercise by delivery of a properly executed exercise notice together with irrevocable instructions to a broker selected by the Company to promptly deliver to the Company sufficient proceeds to pay the Purchase Price.  A Participant shall have none of the rights of a stockholder until the shares of Common Stock are issued to the Participant.

The Plan Administrator may permit a Participant to pay all or a portion of the Purchase Price by having shares of Common Stock with a Fair Market Value equal to all or a portion of the Purchase Price be withheld from the shares issuable to the Participant upon the exercise of the option.  The Fair Market Value of such Common Stock as is withheld shall be determined as of the same day as the exercise of the option.

(e)           Restrictions

The Plan Administrator shall determine and reflect in the Award Agreement, with respect to each option, the nature and extent of the restrictions, if any, to be imposed on the shares of Common Stock which may be purchased thereunder, including, without limitation, restrictions on the transferability of such shares acquired through the exercise of such options for such periods as the Plan Administrator may determine and, further, that in the event a Participant’s employment by the Company, or a Subsidiary, terminates during the period in which such shares are nontransferable, the Participant shall be required to sell such shares back to the Company at such prices as the Plan Administrator may specify.  In addition, to the extent permitted by applicable laws and regulations, the Plan Administrator may require that a Participant who wants to effectuate a “cashless” exercise of options be required to sell the shares of Common Stock acquired in the associated exercise to the Company, or in the open market through the use of a broker selected by the Company, at such price and on such terms as the Plan Administrator may determine at the time of grant, or otherwise.  Without limiting the foregoing, the Plan Administrator may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares issued as a result of the exercise of an option, including without limitation (i) restrictions under an insider trading policy, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant and other participants and (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

(f)           Nontransferability of Options

Options granted under the Plan and the rights and privileges conferred thereby shall not be subject to execution, attachment or similar process and may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution.  Notwithstanding the foregoing and only as provided by the Plan Administrator or the Company, as applicable, Nonqualified Options may be transferred to a Participant’s immediate family members, directly or indirectly or by means of a trust, corporate entity or partnership (a person who thus acquires this option by such transfer, a “Permitted Transferee”).  A transfer of an option may only be effected by the Company at the request of the Participant and shall become effective upon the Permitted Transferee agreeing to such terms as the Plan Administrator may require and only when recorded in the Company’s record of outstanding options.  In the event an option is transferred as contemplated hereby, the option may not be subsequently transferred by the Permitted Transferee except a transfer back to the Participant or by will or the laws of descent and distribution.  A transferred option may be exercised by a Permitted Transferee to the same extent as, and subject to the same terms and conditions as, the Participant (except as otherwise provided herein), as if no transfer had taken place.  As used herein, “immediate family” shall mean, with respect to any person, such person’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, and shall include adoptive relationships.  In the event of exercise of a transferred option by a Permitted Transferee, any amounts due to (or to be withheld by) the Company upon exercise of the option shall be delivered by (or withheld from amounts due to) the Participant, the Participant’s estate or the Permitted Transferee, in the reasonable discretion of the Company.

In addition, to the extent permitted by applicable law and Rule 16b-3, the Plan Administrator may permit a recipient of a Nonqualified Option to designate in writing during the Participant’s lifetime a Beneficiary to receive and exercise the Participant’s Nonqualified Options in the event of such Participant’s death.  Except as otherwise provided for herein, if any Participant attempts to transfer, assign, pledge, hypothecate or otherwise dispose of any option under the Plan or of any right or privilege conferred thereby, contrary to the provisions of the Plan or such option, or suffers the sale or levy or any attachment or similar process upon the rights and privileges conferred hereby, all affected options held by such Participant shall be immediately forfeited.

(g)           Purchase for Investment

The Plan Administrator shall have the right to require that each Participant or other person who shall exercise an option under the Plan, and each person into whose name shares of Common Stock shall be issued pursuant to the exercise of an option, represent and agree that any and all shares of Common Stock purchased pursuant to such option are being purchased for investment only and not with a view to the distribution or resale thereof and that such shares will not be sold except in accordance with such restrictions or limitations as may be set forth in the option or by the Plan Administrator.  This Section 6.3(g) shall be inoperative during any period of time when the Company has obtained all necessary or advisable approvals from governmental agencies and has completed all necessary or advisable registrations or other qualifications of shares of Common Stock as to which options may from time to time be granted as contemplated in Section 15.

(h)           No Repricing

The Plan Administrator shall have no authority to make any adjustment (other than in connection with a Change in Capitalization in which an adjustment is permitted or required under the terms of the Plan) or amendment, and no such adjustment or amendment shall be made, that reduces or would have the effect of reducing the exercise price of a stock option previously granted under the Plan, whether through amendment, cancellation or replacement grants, or other means, unless the Company’s shareholders shall have approved such adjustment or amendment.

SECTION 7   STOCK APPRECIATION RIGHTS

7.1    Grant of Stock Appreciation Rights

Stock appreciation rights may be granted to eligible employees in such number, and at such times during the term of the Plan as the Plan Administrator shall determine, the Plan Administrator taking into account the duties of the respective employees, their present and potential contributions to the success of the Company or its Subsidiaries, and such other factors as the Plan Administrator shall deem relevant in accomplishing the purposes of the Plan.  The Plan Administrator may grant a stock appreciation right or provide for the grant of a stock appreciation right, either from time to time in the discretion of the Plan Administrator or automatically upon the occurrence of specified events, including, without limitation, the achievement of Performance Goals or other performance measures, the satisfaction of an event or condition within the control of the recipient of the stock appreciation right or within the control of others.  The granting of a stock appreciation right shall take place when the Plan Administrator by resolution, written consent or other appropriate action determines to grant such a stock appreciation right to a particular Participant at a particular price.  A stock appreciation right may be granted freestanding or in tandem or in combination with any other Award under the Plan.

7.2    Exercise of Stock Appreciation Rights

A stock appreciation right may be exercised upon such terms and conditions and for a term such as the Plan Administrator shall determine; provided, however, no stock appreciation right shall be exercisable later than the tenth (10th) anniversary of the date of its grant.  Upon exercise of a stock appreciation right, a Participant shall be entitled to receive shares of Common Stock with an aggregate Fair Market Value determined by multiplying (i) the difference between the Fair Market Value of a share of Common Stock on the date of exercise of the stock appreciation right over the price fixed at the date of grant (which price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant) times (ii) the number of shares of Common Stock with respect to which the stock appreciation right is exercised.  The value of any fractional shares shall be paid in cash.

7.3    Special Provisions Applicable to Stock Appreciation Rights

Stock appreciation rights are subject to the following restrictions:

(a)           A stock appreciation right granted in tandem with any other Award under the Plan shall be exercisable at such time or times as the Award to which it relates shall be exercisable, or at such other times as the Plan Administrator may determine.

(b)           The right of a Participant to exercise a stock appreciation right granted in tandem with any other Award under the Plan shall be canceled if and to the extent the related Award is exercised or canceled.  To the extent that a stock appreciation right is exercised, the related Award shall be deemed to have been surrendered unexercised and canceled.

(c)           A holder of stock appreciation rights shall have none of the rights of a stockholder until shares of Common Stock, if any, are issued to such holder pursuant to such holder’s exercise of such rights.

(d)           The acquisition of Common Stock pursuant to the exercise of a stock appreciation right shall be subject to the same restrictions as would apply to the acquisition of Common Stock acquired upon exercise of an option, as set forth in Section 6.3.

(e)           Except as may otherwise be permitted by the Plan Administrator, stock appreciation rights granted under the Plan and the rights and privileges conferred thereby shall not be subject to execution, attachment or similar process and may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution.

SECTION 8    PERFORMANCE SHARES AND PERFORMANCE UNITS

8.1    Grant of Performance Shares and Performance Units

Subject to the limitations in Section 5.2, Performance Shares or Performance Units may be granted to eligible employees at any time and from time to time as the Plan Administrator shall determine.  The Plan Administrator shall have complete discretion in determining the number of Performance Shares or Performance Units granted to each Participant and the terms and conditions thereof, taking into account the duties of the respective Participants, their present and potential contributions to the success of the Company or its Subsidiaries, and such other factors as the Plan Administrator shall deem appropriate.  Performance Shares and Performance Units may be granted alone or in combination with any other Award under the Plan.

8.2    Value of Performance Shares and Performance Units

The Plan Administrator shall set Performance Goals over Performance Periods.  Prior to each grant of Performance Shares or Performance Units, the Plan Administrator shall establish an initial number of shares of Common Stock for each Performance Share and an initial value for each Performance Unit granted to each Participant for that Performance Period.  Prior to each grant of Performance Shares or Performance Units, the Plan Administrator also shall set the Performance Goals that will be used to determine the extent to which the Participant receives the number of shares of Common Stock for the Performance Shares or payment of the value of the Performance Units awarded for such Performance Period.  With respect to each such Performance Goal utilized during a Performance Period, the Plan Administrator may assign percentages or other relative values to various levels of performance which shall be applied to determine the extent to which the Participant shall receive a payout of the number of Performance Shares or value of Performance Units awarded.

8.3    Payment of Performance Shares and Performance Units

After a Performance Period has ended, the holder of a Performance Share or Performance Unit shall be entitled to receive the value thereof as determined by the Plan Administrator.  The Plan Administrator shall make this determination by first determining the extent to which the Performance Goals set pursuant to Section 8.2 have been met.  The Plan Administrator shall then determine the applicable percentage or other relative value to be applied to, and will apply such percentage or other relative value to, the number of Performance Shares or value of Performance Units to determine the payout to be received by the Participant.  In addition, with respect to Performance Shares and Performance Units granted to each Participant, no payout shall be made hereunder except upon written certification by the Plan Administrator that the applicable Performance Goals have been satisfied to a particular extent.

8.4    Form and Timing of Payment

The payment described in Section 8.3 shall be made in shares of Common Stock, or in cash, or partly in shares of Common Stock and partly in cash, at the discretion of the Plan Administrator and set forth in the Award Agreement.  The value of any fractional shares shall be paid in cash.  Payment shall be made in a lump sum or installments as prescribed by the Plan Administrator and set forth in the Award Agreement; provided that each Award Agreement shall comply with the timing of payment requirements set forth in Section 409A of the Code, including, but not limited to the timing of payments to “specified employees” as defined in Section 409A(a)(2)(B)(i) of the Code.  If a number of shares of Common Stock is to be converted into an amount of cash on any date, or if an amount of cash is to be converted into a number of shares of Common Stock on any date, such conversion shall be done at the then-current Fair Market Value of the Common Stock on such date.

8.5    Nontransferability of Performance Shares and Performance Units

Except as otherwise provided by the Plan Administrator, Performance Shares and Performance Units granted under the Plan and the rights and privileges conferred thereby shall not be subject to execution, attachment or similar process and may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation or law or otherwise) other than by will or by the applicable laws of descent and distribution.

SECTION 9    RESTRICTED STOCK

9.1    Grant of Restricted Stock

Subject to the limitations in Section 5.2, Restricted Stock may be granted to eligible employees in such number and at such times during the term of the Plan as the Plan Administrator shall determine, the Plan Administrator taking into account the duties of the respective Participants, their present and potential contributions to the success of the Company or its Subsidiaries, and such other factors as the Plan Administrator shall deem relevant in accomplishing the purposes of the Plan.  The Plan Administrator may grant Restricted Stock or provide for the grant of Restricted Stock, either from time to time in the discretion of the Plan Administrator or automatically upon the occurrence of specified events.

9.2    Restriction Period

Except as permitted by the Plan Administrator and specified in the Award Agreement, during a period following the date of grant, as determined by the Plan Administrator, which in no event shall be less than three (3) years with respect to Restricted Stock subject to restrictions based upon time and one (1) year with respect to Restricted Stock subject to restrictions based upon the achievement of specific Performance Goals or other performance measures (the “Restriction Period”), the Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of by the recipient.  In the event of any attempt by the Participant to sell, exchange, transfer, pledge or otherwise dispose of Restricted Stock in violation of the terms of the Plan without the Company’s prior written consent, such Restricted Stock shall be forfeited to the Company.  During the Restriction Period, the Plan Administrator shall evidence the restrictions on the shares of Restricted Stock in such a manner as it determines is appropriate (including, without limitation, (i) by means of appropriate legends on shares of Restricted Stock that have been certificated and (ii) by means of appropriate stop-transfer orders on shares of Restricted Stock credited to book-entry accounts).

9.3    Other Restrictions

The Plan Administrator shall impose such other restrictions on Restricted Stock granted pursuant to the Plan as it may deem advisable, including Performance Goals or other performance measures.  The Plan Administrator may require, under such terms and conditions as it deems appropriate or desirable, that the certificates for Restricted Stock delivered under the Plan may be held in custody by a bank or other institution, or that the Company may itself hold such shares in custody until the Restriction Period expires or until restrictions thereon otherwise lapse, and may require, as a condition of any issuance of Restricted Stock that the Participant shall have delivered a stock power endorsed in blank relating to the shares of Restricted Stock.

9.4    Voting Rights; Dividends and Other Distributions

A Participant receiving a grant of Restricted Stock shall be recorded as a stockholder of the Company.  Each Participant who receives a grant of Restricted Stock shall have all the rights of a stockholder with respect to such shares (except as provided in the restrictions on transferability), including the right to vote the shares and receive dividends and other distributions paid with respect to the underlying shares of Restricted Stock; provided, however, that no Participant awarded Restricted Stock shall have any right as a stockholder with respect to any shares subject to the Participant’s Restricted Stock grant prior to the date of issuance to the Participant of a certificate or certificates, or the establishment of a book-entry account, for such shares.

9.5    Issuance of Shares; Settlement of Awards

When the restrictions imposed by Section 9.2 expire or otherwise lapse with respect to one or more shares of Restricted Stock, the Participant shall be obligated to return to the Company such shares of Restricted Stock (if applicable), and the Company shall deliver to the Participant one (1) share of Common Stock in satisfaction of each share of Restricted Stock, which shares so delivered shall not contain any legend.  The delivery of shares pursuant to this Section 9.5 shall be subject to any required share withholding to satisfy tax withholding obligations pursuant to Section 17.10.  Any fractional shares subject to such Restricted Stock shall be paid to the Participant in cash.

SECTION 10    RESTRICTED STOCK UNITS

10.1    Grant of Restricted Stock Units

Subject to the limitations in Section 5.2, Restricted Stock Units may be granted to eligible employees in such number and at such times during the term of the Plan as the Plan Administrator shall determine, the Plan Administrator taking into account the duties of the respective Participants, their present and potential contributions to the success of the Company or its Subsidiaries, and such other factors as the Plan Administrator shall deem relevant in accomplishing the purposes of the Plan.  The Plan Administrator may grant Restricted Stock Units or provide for the grant of Restricted Stock Units, either from time to time in the discretion of the Plan Administrator or automatically upon the occurrence of specified events.

10.2    Restriction Period

Except as permitted by the Plan Administrator and specified in the Award Agreement, during the Restriction Period as defined in Section 9.2, Restricted Stock Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of by the recipient.  In the event of any attempt by the Participant to sell, exchange, transfer, pledge or otherwise dispose of Restricted Stock Units in violation of the terms of the Plan without the Company’s prior written consent, such Restricted Stock Units shall be forfeited to the Company.

10.3    Other Restrictions

The Plan Administrator shall impose such other restrictions on Restricted Stock Units granted pursuant to the Plan as it may deem advisable.  A Participant receiving a grant of Restricted Stock Units shall not be recorded as a stockholder of the Company and shall not acquire any rights of a stockholder unless or until the Participant is issued shares of Common Stock in settlement of such Restricted Stock Units.

10.4    Dividend Equivalents

The Plan Administrator may provide that Restricted Stock Units awarded under the Plan shall be entitled to an amount per Restricted Stock Unit equal in value to the cash dividend, if any, paid per share of Common Stock on issued and outstanding shares, on the dividend payment dates occurring during the period between the date on which the Restricted Stock Units are granted to the Participant and the date on which such Restricted Stock Units are settled, cancelled, forfeited, waived, surrendered or terminated under the Plan.  Such paid amounts called “dividend equivalents” shall be (i) paid in cash or Common Stock or (ii) credited to the Participant as additional Restricted Stock Units, or any combination thereof, as the Plan Administrator shall determine.  A Restricted Stock Unit credited to a Participant as a dividend equivalent shall vest at such time as the Restricted Stock Unit to which it relates vests.

10.5    Issuance of Shares; Settlement of Awards

When the restrictions imposed by Section 10.2 expire or otherwise lapse with respect to one or more Restricted Stock Units, Restricted Stock Units shall be settled (i) in cash or (ii) by the delivery to the Participant of the number of shares of Common Stock equal to the number of the Participant’s Restricted Stock Units that are vested, or any combination thereof, as the Plan Administrator shall determine.  The payment hereunder shall comply with the timing of payment requirements set forth in Section 409A of the Code, including, but not limited to the timing of payments to “specified employees” as defined in Section 409A(a)(2)(B)(i) of the Code.  The delivery of shares pursuant to this Section 10.5 shall be subject to any required share withholding to satisfy tax withholding obligations pursuant to Section 17.10.  Any fractional shares subject to such Restricted Stock Units shall be paid to the Participant in cash.

SECTION 11    INCENTIVE AWARDS

11.1    Incentive Awards

Prior to the beginning of each Performance Period, or not later than 90 days following the commencement of the relevant fiscal year, the Plan Administrator shall establish Performance Goals or other performance measures which must be achieved for any Participant to receive an Incentive Award for that Performance Period.  The Performance Goals or other performance measures may be based on any combination of corporate and business unit Performance Goals or other performance measures.  The Plan Administrator may also establish one or more Company-wide Performance Goals or other performance measures which must be achieved for any Participant to receive an Incentive Award for that Performance Period.  Such Performance Goals or other performance measures may include a threshold level of performance below which no Incentive Award shall be earned, target levels of performance at which specific Incentive Awards will be earned, and a maximum level of performance at which the maximum level of Incentive Awards will be earned.  Each Incentive Award shall specify the amount of cash and the amount of any other Awards subject to such Incentive Award.

11.2    Performance Goal Certification

An Incentive Award shall become payable to the extent provided herein in the event that the Plan Administrator certifies in writing prior to payment of the Incentive Award that the Performance Goals or other performance measures selected for a particular Performance Period have been attained.  In no event will an Incentive Award be payable under this Plan if the threshold level of performance set for each Performance Goal or other performance measure for the applicable Performance Period is not attained.

11.3    Discretion to Reduce Awards; Participant’s Performance

The Plan Administrator, in its sole and absolute discretion, prior to a Change in Control, may reduce the amount of any Incentive Award otherwise payable to a Participant upon attainment of any Performance Goal or other performance measure for the applicable Performance Period.  A Participant’s individual performance must be satisfactory, regardless of the Company’s performance and the attainment of Performance Goals or other performance measures, before he or she may be paid an Incentive Award.  In evaluating a Participant’s performance, the Plan Administrator shall consider the Performance Goals or other performance measures, the Participant’s responsibilities and accomplishments, and such other factors as it deems appropriate.

11.4    Required Payment of Incentive Awards

The Plan Administrator shall make a determination within thirty (30) days after the  information that is necessary to make such a determination is available for a particular Performance Period whether the Performance Goals or other performance measures for the Performance Period have been achieved and the amount of the Incentive Award for each Participant.  The Plan Administrator shall certify the foregoing determinations in writing.  In the absence of an election by the Participant pursuant to Section 11.5, the Incentive Award shall be paid not later than December 31 of the calendar year in which the foregoing determinations have been made as follows.

(a)           Participants shall receive their Incentive Awards in any combination of cash and/or other Awards under the Plan as determined by the Plan Administrator.  The payment hereunder shall comply with the timing of payment requirements set forth in Section 409A of the Code, including, but not limited to the timing of payments to “specified employees” as defined in Section 409A(a)(2)(B)(i) of the Code.

(b)           Because the Participant bears forfeiture, price fluctuation, and other attendant risks during the Restriction Period associated with Restricted Stock, the Plan Administrator may determine, as set forth in the Award Agreement, that Participants who are awarded Restricted Stock as part of their Incentive Award shall be awarded additional Restricted Stock up to the amount of Restricted Stock which a Participant is awarded pursuant to Section 11.4(a).  No additional Restricted Stock is required to be awarded pursuant to this Section 11.4(b).

11.5    Restricted Stock Election

To the extent permitted by applicable law, in lieu of receiving all or any portion of cash awarded as part of a Participant’s Incentive Award pursuant to Section 11.4(a), the Plan Administrator may determine, as set forth in the Award Agreement, that Participants may elect to receive Restricted Stock with a value equal to the portion of the Incentive Award which the Participant would otherwise have received in cash, but has elected to receive in Restricted Stock (“Restricted Stock Election”).  Participants must make their Restricted Stock Election at such time and in such a manner as prescribed by the Plan Administrator, which may determine, as set forth in the Award Agreement, that each Participant who makes the Restricted Stock Election shall be awarded additional shares of  Restricted Stock granted pursuant to Section 11.4(b) up to the amount of the Participant’s Restricted Stock Election.  Notwithstanding the foregoing, no additional shares of Restricted Stock are required to be awarded pursuant to this Section 11.5.

11.6    Nontransferability of Incentive Awards

Except as otherwise determined by the Plan Administrator, Incentive Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

SECTION 12    CASH AWARDS AND OTHER STOCK-BASED AWARDS

12.1    Grant of Cash Awards

Subject to the terms and provisions of this Plan, the Plan Administrator, at any time and from time to time, may grant cash awards to Participants in such amounts and upon such terms, including the achievement of specific performance criteria, as the Plan Administrator may determine (each, a “Cash Award”).

12.2    Other Stock-Based Awards

The Plan Administrator may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted shares of Common Stock) in such amounts and subject to such terms and conditions, as the Plan Administrator shall determine (each, an “Other Stock-Based Award”).  Such Other Stock-Based Awards may involve the transfer of actual shares of Common Stock to Participants, or payment in cash or otherwise of amounts based on the value of shares of Common Stock.

12.3    Value of Cash Awards and Other Stock-Based Awards

Each Cash Award granted pursuant to this Section 12 shall specify a payment amount or payment range as determined by the Plan Administrator.  Each Other Stock-Based Award shall be expressed in terms of shares of Common Stock or units based on shares of Common Stock, as determined by the Plan Administrator.  The Plan Administrator may establish performance criteria applicable to such awards in its discretion.  If the Plan Administrator exercises its discretion to establish performance criteria, the number and/or value of such cash awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

12.4    Payment of Cash Awards and Other Stock-Based Awards

Payment, if any, with respect to a Cash Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or shares of Common Stock as the Plan Administrator determines.  The value of any fractional shares shall be paid in cash.  The payment hereunder shall comply with the timing of payment requirements set forth in Section 409A of the Code, including, but not limited to the timing of payments to “specified employees” as defined in Section 409A(a)(2)(B)(i) of the Code.

12.5    Transferability of Cash Awards and Other Stock-Based Awards

Except as otherwise determined by the Plan Administrator, neither Cash Awards nor Other Stock-Based Awards may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

SECTION 13    TERMINATION OF EMPLOYMENT

The Award Agreement applicable to each Award shall set forth the effect of a termination of the holder’s employment upon such Award; provided, however, that, unless explicitly set forth otherwise in an Award Agreement or as determined by the Plan Administrator, (1) all of a Participant’s unvested and/or unexercisable Awards shall automatically be forfeited upon termination of the Participant’s employment for any reason, and, as to Awards consisting of stock options or stock appreciation rights, the Participant shall be permitted to exercise the vested portion of the option or stock appreciation right for at least three months following termination of his or her employment, and (2) all of a Participant’s Awards (whether vested or unvested, exercisable or unexercisable) shall automatically be forfeited upon termination of the Participant’s employment for Cause.  Provisions relating to the effect of a termination of employment upon an Award shall be determined in the sole discretion of the Plan Administrator and need not be uniform among all Awards or among all Participants.  Unless the Plan Administrator determines otherwise, the transfer of employment of a Participant as between the Company and its affiliates and Subsidiaries shall not constitute a termination of employment.  The Plan Administrator shall have the discretion to determine the effect, if any, that a sale or other disposition of a Participant’s Employer will have on the Participant’s Awards.

SECTION 14    EFFECT OF A CHANGE IN CONTROL

Except as otherwise provided in an Award Agreement, in the event of a Participant’s termination of employment (i) by his or her Employer without Cause or (ii) if Section 2.16 is applicable to the Participant, by the Participant for Good Reason, in each case within two years following a Change in Control:

(a)           all options and stock appreciation rights then held by the Participant shall become fully vested and exercisable;

(b)           the Restriction Periods applicable to all shares of Restricted Stock and all Restricted Stock Units then held by the Participant shall immediately lapse;

(c)           the performance periods applicable to any Performance Shares, Performance Units and Incentive Awards that have not ended shall end and such Awards shall become vested and payable in cash in an amount equal to the target amount thereof (assuming achievement of target levels by both Participants and the Company) within ten days following such termination; and

(d)           any restrictions applicable to Cash Awards and Other Stock-Based Awards shall immediately lapse and, if applicable, become payable within ten days following such termination.

SECTION 15    REGULATORY APPROVALS AND LISTING

The Company shall not be required to issue any certificate for shares of Common Stock under the Plan prior to:

(a)           obtaining any approval or ruling from the Securities and Exchange Commission, the Internal Revenue Service or any other governmental agency which the Company, in its sole discretion, shall determine to be necessary or advisable;

(b)           listing of such shares on any stock exchange on which the Common Stock may then be listed; and

(c)           completing any registration or other qualification of such shares under any federal or state laws, rulings or regulations of any governmental body which the Company, in its sole discretion, shall determine to be necessary or advisable.

All certificates, or book-entry accounts, for shares of Common Stock delivered under the Plan shall also be subject to such stop-transfer orders and other restrictions as the Plan Administrator may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which Common Stock is then listed and any applicable federal or state securities laws, and the Plan Administrator may cause a legend or legends to be placed on any such certificates, or notations on such book-entry accounts, to make appropriate reference to such restrictions.  The foregoing provisions of this paragraph shall not be effective if and to the extent that the shares of Common Stock delivered under the Plan are covered by an effective and current registration statement under the Securities Act of 1933, as amended, or if and so long as the Plan Administrator determines that application of such provisions are no longer required or desirable.  In making such determination, the Plan Administrator may rely upon an opinion of counsel for the Company.  Without limiting the foregoing, the Plan Administrator may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares issued under this Plan, including without limitation (i) restrictions under an insider trading policy, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant and other Participants and (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

SECTION 16    TERM OF PLAN

The Plan shall remain in effect, subject to the right of the Board of Directors to terminate the Plan at any time pursuant to Section 19, until all shares of Common Stock subject to it shall have been purchased or acquired according to the provisions herein.  However, in no event may an Award be granted under the Plan on or after the tenth (10th) anniversary of the Effective Date.  After this Plan is terminated, no future Awards may be granted pursuant to the Plan, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions. The Plan replaced the Prior Plans, and no further Awards may be made under the Prior Plans.

SECTION 17    GENERAL PROVISIONS

17.1    Forfeiture Events

(a) The Plan Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award.  Such events may include, without limitation, termination of employment for Cause, violation of material policies that may apply to the Participant, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company or any of its affiliates or Subsidiaries.

(b) If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, and if a Participant knowingly engaged in the misconduct, was grossly negligent with respect to such misconduct, or knowingly or grossly negligently failed to prevent the misconduct (whether or not the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002), the Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.

17.2    No Individual Rights

Nothing contained in the Plan, or in any Award granted pursuant to the Plan, shall confer upon any employee any right with respect to continuance of employment by the Company or a Subsidiary, nor interfere in any way with the right of the Company or a Subsidiary to terminate the employment of such employee at any time with or without assigning any reason therefor.

17.3    Other Compensation

Unless determined otherwise by the Plan Administrator or required by contractual obligations, the grant, vesting or payment of Awards under the Plan shall not be considered as part of a Participant’s salary or used for the calculation of any other pay, allowance, pension or other benefit unless otherwise permitted by other benefit plans provided by the Company or its Subsidiaries, or required by law or by contractual obligations of the Company or its Subsidiaries.

17.4    Nontransferability

Unless otherwise provided in the Plan, the right of a Participant or Beneficiary to the payment of any Award under the Plan may not be assigned, transferred, pledged or encumbered, nor shall such right or other interests be subject to attachment, garnishment, execution or other legal process.

17.5    Leaves of Absence

Leaves of absence for such periods and purposes conforming to the personnel policy of the Company, or of its Subsidiaries, as applicable, shall not be deemed terminations or interruptions of employment, unless a Participant commences a leave of absence from which he or she is not expected to return to active employment with the Company or its Subsidiaries.  The foregoing notwithstanding, with respect to Incentive Stock Options, employment shall not be deemed to continue beyond the first ninety (90) days of such leave unless the Participant’s reemployment rights are guaranteed by statute or contract.  With respect to any Participant who, after the date an Award is granted under this Plan, ceases to be employed by the Company or a Subsidiary on a full-time basis but remains employed on a part-time basis, the Plan Administrator may make appropriate adjustments, as determined in its sole discretion, as to the number of shares issuable under, the vesting schedule of or the amount payable under any unvested Awards held by such Participant.

17.6    Transfers

In the event a Participant is transferred from the Company to a Subsidiary, or vice versa, or is promoted or given different responsibilities, Awards granted to the Participant prior to such date shall not be affected.

17.7    Unfunded Obligations

Any amounts (deferred or otherwise) to be paid to Participants pursuant to the Plan are unfunded obligations.  Neither the Company nor any Subsidiary is required to segregate any monies from its general funds, to create any trusts or to make any special deposits with respect to this obligation.  The Plan Administrator, in its sole discretion, may direct the Company to share with its Subsidiaries the costs of a portion of the Incentive Awards paid to Participants who are executives of those companies.  Beneficial ownership of any investments, including trust investments which the Company may make to fulfill this obligation, shall at all times remain in the Company.  Any investments and the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or a fiduciary relationship between the Plan Administrator, the Company or any Subsidiary and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s Beneficiary or the Participant’s creditors in any assets of the Company or its Subsidiaries whatsoever.  The Participants shall have no claim against the Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.

17.8    Beneficiaries

The designation of a Beneficiary shall be on a form provided by the Company, executed by the Participant (with the consent of the Participant’s spouse, if required by the Company for reasons of community property or otherwise), and delivered to a designated representative the Company.  A Participant may change his or her Beneficiary designation at any time.  A designation by a Participant under any predecessor plans shall remain in effect under the Plan unless such designation is revoked or changed under the Plan.  If no Beneficiary is designated, if the designation is ineffective, or if the Beneficiary dies before the balance of a Participant’s benefit is paid, the balance shall be paid to the Participant’s spouse, or if there is no surviving spouse, to the Participant’s lineal descendants, pro rata, or if there is no surviving spouse or any lineal descendant, to the Participant’s estate.  Notwithstanding the foregoing, however, a Participant’s Beneficiary shall be determined under applicable state law if such state law does not recognize Beneficiary designations under plans of this sort and is not preempted by laws which recognize the provisions of this Section 17.8.

17.9    Governing Law

The Plan shall be construed and governed in accordance with the laws of the State of Texas.

17.10    Satisfaction of Tax Obligations

Appropriate provision shall be made for all taxes required to be withheld in connection with the exercise, grant, vesting or other taxable event of Awards under the applicable laws and regulations of any governmental authority, whether federal, state or local and whether domestic or foreign, including, without limitation, the required withholding of a sufficient number of shares of Common Stock otherwise issuable to a Participant to satisfy the said required minimum tax withholding obligations.  To the extent provided by the Plan Administrator, a Participant is permitted to deliver shares of Common Stock (including shares acquired pursuant to the exercise of an option or stock appreciation right other than the option or stock appreciation right currently being exercised, to the extent permitted by applicable regulations) for payment of withholding taxes on the exercise of an option or stock appreciation right, upon the grant or vesting of Restricted Stock or Restricted Stock Units or upon the payout of Performance Shares, Performance Units or Incentive Awards.  Shares of Common Stock may be required to be withheld from the shares issuable to the Participant upon the exercise of an option or stock appreciation right, upon the vesting of Restricted Stock or Restricted Stock Units or upon the payout of Performance Shares or Performance Units to satisfy tax withholding obligations.  The Fair Market Value of Common Stock as delivered pursuant to this Section 17.10 shall be determined as of the day prior to delivery, and shall be calculated in accordance with Section 2.15.

Any Participant who makes a Section 83(b) election under the Code shall, within ten (10) days of making such election, notify the Company in writing of such election and shall provide the Company with a copy of such election form filed with the Internal Revenue Service.

A Participant is solely responsible for obtaining, or failing to obtain, tax advice with respect to participation in the Plan prior to the Participant’s (i) entering into any transaction under or with respect to the Plan, (ii) designating or choosing the times of distributions under the Plan, or (iii) disposing of any shares of Common Stock issued under the Plan.

17.11    Participants in Foreign Jurisdictions

The Plan Administrator shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of any countries in which the Company may operate to ensure the viability of the benefits from Awards granted to Participants employed in such countries, to meet the requirements of local laws that permit the Plan to operate in a qualified or tax-efficient manner, to comply with applicable foreign laws and to meet the objectives of the Plan.

SECTION 18    COMPLIANCE WITH RULE 16b-3, SECTION 162(m) AND SECTION 409A

18.1    Rule 16b-3 of the Exchange Act and Section 162(m) of the Code

The Company’s intention is that, so long as any of the Company’s equity securities are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, the Plan shall comply in all respects with the rules of any exchange on which the shares of Common Stock are traded and with Rule 16b-3.  In addition, it is the Company’s intention that, as to Covered Employees, unless otherwise indicated in an Award Agreement, stock options, stock appreciation rights, Performance Shares, Performance Units and Incentive Awards shall qualify as performance-based compensation under Section 162(m).  If any Plan provision is determined not to be in compliance with the foregoing intentions, that provision shall be deemed modified as necessary to meet the requirements of any such exchange, Rule 16b-3 and Section 162(m).

18.2    Section 409A of the Code

The Plan is intended to be administered, operated and construed in compliance with Section 409A of the Code and any guidance issued thereunder. Notwithstanding this or any other provision of the Plan to the contrary, the Board of Directors and the Plan Administrator may amend the Plan in any manner, or take any other action, that either of them determines, in its sole discretion, is necessary, appropriate or advisable to cause the Plan to comply with Section 409A and any guidance issued thereunder. Any such action, once taken, shall be deemed to be effective from the earliest date necessary to avoid a violation of Section 409A and shall be final, binding and conclusive on all Participants and other individuals having or claiming any right or interest under the Plan.

SECTION 19    AMENDMENT, TERMINATION OR DISCONTINUANCE OF THE PLAN

19.1    Amendment of Plan

Subject to the Board of Directors, the Plan Administrator may from time to time make such amendments to the Plan as it may deem proper and in the best interest of the Company, including, without limitation, any amendment necessary to ensure that the Company may obtain any regulatory approval referred to in Section 15; provided, however, that (a) to the extent required by applicable law, regulation or stock exchange rule, stockholder approval shall be required, and (b) no change in any Award previously granted under the Plan may be made without the consent of the Participant if such change would impair the right of the Participant under the Award to acquire or retain Common Stock or cash that the Participant may have acquired as a result of the Plan.

19.2    Termination or Suspension of Plan

The Board of Directors may at any time suspend the operation of or terminate the Plan with respect to any shares of Common Stock or rights which are not at that time subject to any Award outstanding under the Plan.

SECTION 20    DEFFERAL ELECTIONS

The Plan Administrator may, to the extent permitted by applicable law, including, but not limited to Section 409A of the Code, permit Participants to defer Awards under the Plan.  Any such deferrals shall be subject to such terms, conditions and procedures that the Plan Administrator may establish from time to time in its sole discretion.

IN WITNESS WHEREOF, the Company has caused the Plan to be amended and restated effective as of May 6, 2009.

EL PASO CORPORATION

By:	/s/ Susan B. Ortenstone
Susan B. Ortenstone
Its Senior Vice President, Human Resources

ATTEST:

By:	/s/ Marguerite Woung-Chapman
Marguerite Woung-Chapman
Corporate Secretary